EXHIBIT 99

        $TDCH, $AAPL, 30DC ANNOUNCES MAJOR INCREASE IN USAGE FOR MAGCAST
                 PUBLISHERS LAUNCHING IPHONE AND TEXT VERSIONS

New York, NY, August 8, 2013, 30DC, Inc. (OTC: TDCH), a provider of web-based tools for the monetization of digital content, today announced management believes in early results, that there has been a significant increase in total downloads and usage sessions for MagCast publishers who have installed the latest version of our Magcast software which has enabled the publishers to offer iPhone and text versions of their publications.

MagCast publishers who have created an iPhone edition are experiencing a dramatic increase in downloads and user sessions network-wide. The potential number of iOS devices that MagCast publishers can target has increased over 300 percent, with 600 million iOS users - made up of some 140 million iPads and 460 million iPhones and iPods.

With the release of the new version, MagCast publishers now have the additional flexibility to choose the type of edition they want to deliver. The scaled-back text version - with its responsive design, features an optimized, small screen providing easy reading and navigation, with a minimum of resizing, panning and scrolling. This makes it ideally optimized for viewing across a wide range of devices - especially the iPhone.

For example, Digital Publisher a magazine operated by 30DC management about marketing and content creation strategies for digital publishing and online success - had a 50% increase in its usage sessions since the MagCast for iPhone version was released, while Digital Publisher magazine downloads have almost doubled. Subscribers need to download an App as a first step to accessing a magazine's content on the Newsstand. User sessions measure the total number of times subscribers consume an App's content.

George Slater, publisher of My Salon Success, a magazine about marketing, retail and lead generation strategies and ideas for the professional beauty and hair salon owner, reported his user sessions have increased almost 50 percent, while his downloads have also nearly doubled since he made the iPhone text version available on Newsstand. My Salon Success is currently the #4 magazine on iPad and #3 magazine on iPhone in the What's Hot Section within the Professional & Trade category.

Mr Slater stated, "30DC is the first company on the planet to figure out how to use Newsstand as a complete digital marketing platform. Most other publishing platforms were designed with the print industry in mind and to create digital replicas of existing print publications. As an example of a MagCast marketing feature, he points to the powerful "News" tab at the bottom of My Salon Success's Newsstand content landing page. My Salon Success uses the News tab - like a website RSS feed to update subscribers by strategically sending messages specifically designed to drive engagement and consumption of the magazine's content".
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Jeremy Hendon,  publisher of both Paleo Living, a magazine about diet,  fitness, and nutrition tips for an optimal paleo life, and Healthy Recipes, a magazine about gluten-free recipes, diet cooking classes, and expert weight loss tips, disclosed the following figures since launching his iPhone versions, "For my more established magazine Paleo Living, 37% of my user sessions are iPhone or iPod. For Healthy Recipes, which is newer and less established, the results have been a 57% increase in user sessions since launching our iPhone version. Downloads for both have almost doubled.". Mr Hendon commented further, "We couldn't be more pleased with our results. We are consistently at the top of the What's Hot Section in Newsstand's Health, Mind, and Body category, and are currently getting more digital downloads than household name publications, like Men's Health."

Joseph Robertson, publisher of Coffee Lovers, a magazine about the experience and the lifestyle of the cafe community, whether you enjoy espresso, latte, mocha, cappuccino, or brew, reported that since he launched the iPhone version his magazine's user sessions increased approximately 55%, with downloads doubling over the average of the previous six months. Mr. Robertson elaborated further, "Its mind blowing how MagCast allowed me to create my publication from scratch with very little effort, enabled me to get it picked up and accepted on Newsstand - immediately reaching a large number of people, and generating downloads and money from day one - all this with very little effort and little to no marketing". Coffee Lovers Magazine is currently ranked #3 on iPad and #2 on iPhone in the Cooking, Food & Drink category of Newsstand.

About 30DC, Inc.

30DC provides  web-based  tools for the  monetization  of digital  content.  For
addition   information  on  30DC,   please  download  a  corporate  fact  sheet:
http://30dcinc.com/investors/news.

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Greg Laborde. 30DC, Inc.
Phone: 212-962-4400 Ext 82
E-mail: greg.laborde@30dcinc.com or
visit http://www.30dcinc.com

Source: 30DC, Inc.